Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128418) pertaining to the 1999 Equity Incentive Plan and the 2005 Stock Incentive Plan of NeuStar, Inc., the Registration Statement (Form S-8 No. 333-151260) pertaining to the NeuStar, Inc. Deferred Compensation Plan, and the Registration Statement (Form S-8 No. 333-160236) pertaining to the NeuStar, Inc. 2009 Stock Incentive Plan, of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of NeuStar, Inc., and the effectiveness of internal control over financial reporting of NeuStar, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
McLean, Virginia
February 26, 2010